                                                                       EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF JULY 22, 1999


                                      AMONG


                                  SAFEWAY INC.


                               SI MERGER SUB, INC.


                                       AND


                          RANDALL'S FOOD MARKETS, INC.










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

                                TABLE OF CONTENTS



                                                                                                               Page
                                                    ARTICLE I

THE MERGER........................................................................................................2
1.1  The Merger...................................................................................................2
1.2  Closing......................................................................................................2
1.3  Effective Time...............................................................................................2
1.4  Effects of the Merger........................................................................................2
1.5  Articles of Incorporation....................................................................................2
1.6  By-Laws......................................................................................................2
1.7  Officers and Directors of Surviving Corporation..............................................................3
1.8  Effect on Capital Stock......................................................................................3
1.9  Treatment of Options and Other Stock Awards..................................................................4
1.10  Treatment of Investor Option................................................................................6

                                                    ARTICLE II

EXCHANGE OF CERTIFICATES..........................................................................................6
2.1  Exchange Fund................................................................................................7
2.2  Exchange Procedures..........................................................................................7
2.3  Distributions with Respect to Unexchanged Shares.............................................................8
2.4  No Further Ownership Rights in Company Common Stock..........................................................8
2.5  No Fractional Shares of Parent Common Stock..................................................................8
2.6  Termination of Exchange Fund.................................................................................8
2.7  No Liability.................................................................................................9
2.8  Investment of the Exchange Fund..............................................................................9
2.9  Lost Certificates............................................................................................9
2.10  Withholding Rights..........................................................................................9
2.11  Further Assurances..........................................................................................9
2.12  Stock Transfer Books.......................................................................................10

                                                    ARTICLE III

REPRESENTATIONS AND WARRANTIES...................................................................................10
3.1  Representations and Warranties of the Company...............................................................10
         (a)  Organization and Qualification.....................................................................10
         (b)  Authorization; Validity and Effect of Agreement....................................................10
         (c)  Capitalization.....................................................................................11
         (d)  Subsidiaries.......................................................................................12
         (e)  Other Interests....................................................................................12
         (f)  No Conflict; Required Filings and Consents.........................................................12
         (g)  Compliance.........................................................................................13
         (h)  SEC Documents......................................................................................14
         (i)  Absence of Certain Changes.........................................................................15
         (j)  Litigation.........................................................................................15
         (k)  Taxes..............................................................................................15
         (l)  Employee Benefits..................................................................................16
         (m)  Title to Assets....................................................................................19

         (n)  Contracts..........................................................................................21
         (o)  Labor Relations....................................................................................21
         (p)  Intellectual Property..............................................................................22
         (q)  Affiliate Transactions.............................................................................23
         (r)  Environmental Matters..............................................................................23
         (s)  Information Supplied...............................................................................24
         (t)  Opinion of Financial Advisor.......................................................................24
         (u)  Brokers............................................................................................25
         (v)  Vote Required......................................................................................25
         (w)  No Other Agreements to Sell the Company or its Assets..............................................25
         (x)  Texas Takeover Statute; State Takeover Statutes....................................................26
         (y)  Year 2000 Compliance...............................................................................26
         (z)  Insurance Policies.................................................................................26
         (aa)  Books and Records.................................................................................27
         (bb)  Option Agreement..................................................................................27
3.2  Representations and Warranties of Parent and Merger Sub.....................................................27
         (a)  Organization and Qualification.....................................................................27
         (b)  Authorization; Validity and Effect of Agreement....................................................28
         (c)  Capitalization.....................................................................................28
         (d)  No Conflict; Required Filings and Consents.........................................................29
         (e)  Compliance.........................................................................................30
         (f)  SEC Documents......................................................................................30
         (g)  Absence of Certain Changes.........................................................................32
         (h)  Information Supplied...............................................................................32
         (i)  Brokers............................................................................................33
         (j)  Vote Required......................................................................................33
         (k)  Financial Resources................................................................................33
         (l)  No Prior Activities................................................................................33

                                   ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS........................................................................34
4.1  Covenants of Company........................................................................................34
4.2  Covenants of Parent.........................................................................................37
4.3  Governmental Filings........................................................................................38
4.4  Covenant Regarding Certain Company Plans or Other Arrangements..............................................39

                                    ARTICLE V
ADDITIONAL AGREEMENTS............................................................................................39
5.1  Preparation of Proxy Statement; Form S-4; Company Shareholders Meeting......................................39
5.2  Access to Information.......................................................................................40
5.3  Reasonable Best Efforts.....................................................................................40
5.4  Acquisition Proposals.......................................................................................43
5.5  Employee Benefits Matters...................................................................................44
5.6  Fees and Expenses...........................................................................................46
5.7  Directors' and Officers' Insurance..........................................................................47
5.8  Public Announcements........................................................................................48
5.9  Listing of Shares of Parent Common Stock....................................................................48
5.10  Affiliate Letter...........................................................................................48
5.11  Shareholder Agreement......................................................................................49

                                   ARTICLE VI
CONDITIONS PRECEDENT.............................................................................................49
6.1  Conditions to Each Party's Obligation to Effect the Merger..................................................49
         (a)  Shareholder Approval...............................................................................49
         (b)  No Injunctions or Restraints, Illegality...........................................................49
         (c)  HSR Act............................................................................................49
         (d)  NYSE Listing.......................................................................................49
         (e)  Effectiveness of the Form S-4......................................................................50
6.2  Additional Conditions to Obligations of Parent and Merger Sub...............................................50
         (a)  Representations and Warranties.....................................................................50
         (b)  Performance of Obligations of the Company..........................................................50
         (c)  Tax Opinion........................................................................................50
         (d)  Affiliate Agreements...............................................................................50
         (e)  Material Adverse Change............................................................................51
6.3  Additional Conditions to Obligations of the Company.........................................................51
         (a)  Representations and Warranties.....................................................................51
         (b)  Performance of Obligations of Parent...............................................................51
         (c)  Tax Opinion........................................................................................51

                                   ARTICLE VII
TERMINATION AND AMENDMENT........................................................................................51
7.1  Termination.................................................................................................51
7.2  Effect of Termination.......................................................................................52
7.3  Amendment...................................................................................................53
7.4  Extension; Waiver...........................................................................................53

                                  ARTICLE VIII
GENERAL PROVISIONS...............................................................................................53
8.1  Non-Survival of Representations, Warranties and Agreements..................................................53
8.2  Notices.....................................................................................................53
8.3  Interpretation..............................................................................................54
8.4  Counterparts................................................................................................54
8.5  Entire Agreement; No Third Party Beneficiaries..............................................................55
8.6  Governing Law...............................................................................................55
8.7  Severability................................................................................................55
8.8  Assignment..................................................................................................55
8.9  Enforcement.................................................................................................55
8.10  Intentionally Omitted......................................................................................55
8.11  Definitions................................................................................................55

                                LIST OF EXHIBITS



Exhibit                    Title
-------                    -----

5.10                       Form of Affiliate Agreement

6.2(c)(1)                  Form of tax opinion of Latham & Watkins

6.2(c)(2)                  Form of representation letter of Parent

6.2(c)(3)                  Form of representation letter of the Company

6.3(c)(1)                  Form of tax opinion of Simpson Thacher & Bartlett

                  AGREEMENT AND PLAN OF MERGER, dated as of July 22, 1999 (this "Agreement"), among SAFEWAY INC., a Delaware corporation ("Parent"), SI MERGER SUB, INC., a Texas corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and RANDALL'S FOOD MARKETS, INC., a Texas corporation (the "Company").


                              W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of the Company with and into Merger Sub (the "Merger") is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $.25 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares (as defined in Section 1.8(e)),will be converted into the right to receive a unit consisting of a fraction of a fully paid and nonassessable share of common stock, par value $.01 per share, of Parent ("Parent Common Stock") and an amount in cash;

                  WHEREAS, as a condition to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into a Voting Agreement with each of (i) RFM Acquisition LLC ("RFM"), (ii) Onstead Interests, Ltd. ("Onstead Interests") and (iii) R. Randall Onstead, Jr. (the "Onstead Party") (collectively, the "Voting Agreements") pursuant to which, among other things, RFM, Onstead Interests and the Onstead Party each has agreed, subject to the terms thereof, to vote all shares of capital stock owned by it in favor of this Agreement, the Merger and the transactions contemplated hereby;

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

                  WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Treasury Regulations").

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "Randall's Food Markets, Inc.".

                  1.2 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 7.1, the closing of the Merger (the "Closing") will take place on the second Business Day (as defined in Section 8.11) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date and taking into account the provisions of Section 1.8(a)) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111, unless another place is agreed to in writing by the parties hereto.

                  1.3 Effective Time. As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with the relevant provisions of the TBCA and (ii) make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas and a certificate of merger has been issued or at such subsequent time as Parent and the Company shall agree and be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

                  1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.5 Articles of Incorporation. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is `Randall's Food Markets, Inc.'".

                  1.6 By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  1.7 Officers and Directors of Surviving Corporation. The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

                  1.8 Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof,

         (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned or held by Parent, Merger Sub, the Company, or any direct or indirect wholly-owned Subsidiary of Parent or the Company, all of which shall be canceled as provided in Section 1.8(c), and other than any Dissenting Shares (as defined in Section 1.8(e)) shall be converted into the right to receive (i) cash in an amount equal to $25.05 (the "Cash Consideration") and (ii) a fraction of a fully paid and nonassessable share of Parent Common Stock equal to the Exchange Ratio (as defined below) (collectively, the "Merger Consideration"), subject to
Section 2.5 with respect to fractional shares; provided that, if all of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) have been satisfied or waived other than the condition set forth in Section 6.2(c) or 6.3(c), the Merger Consideration shall be adjusted to decrease the Cash Consideration and increase the Exchange Ratio such that the Merger Consideration shall consist of an amount of cash and a number of shares of Parent Common Stock with an aggregate value equal to the aggregate value of the Merger Consideration prior to any such adjustment, based on the closing price of the Parent Common Stock on the New York Stock Exchange (the "NYSE") on the trading day prior to the Closing Date, but which shall consist of the minimum number of shares of Parent Common Stock necessary in order for the conditions set forth in Sections 6.2(c) and 6.3(c) to be satisfied and, after such adjustment, references herein to the terms "Merger Consideration," "Cash Consideration" and "Exchange Ratio" shall mean the Merger Consideration, Cash Consideration and Exchange Ratio, respectively, as so adjusted. For purposes of this Agreement, "Exchange Ratio" means .3204 shares of Parent Common Stock, as such ratio may be adjusted in accordance with the proviso to the preceding sentence.

         (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than shares referred to in Sections 1.8(c) and (e)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such Certificate.

         (c) Each share of Company Common Stock issued and owned or held by Parent, Merger Sub, the Company or any direct or indirect wholly-owned Subsidiary of Parent or the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Merger Consideration or other consideration shall be delivered in exchange therefor.

         (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         (e) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 5.11 of the TBCA (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration or any cash in lieu of fractional shares of Parent Common Stock (but shall have the rights set forth in Section 5.11 of the TBCA (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with this Section 1.8. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the TBCA received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

         (f) If prior to the Effective Time, Parent or the Company, as the case may be, should (after obtaining the consent required by Section 4.1 or 4.2, as the case may be, hereof) split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

                  1.9 Treatment of Options and Other Stock Awards. As soon as practicable following the date of this Agreement, the Board of Directors (as defined in Section 8.11) of the Company (or, if appropriate, any committee administering the Company Stock Plans (as defined in Section 3.1(c) herein)) shall adopt such resolutions or take such other actions as may be required to effect the following:

         (a) Adjust the terms of all outstanding employee or director stock options to purchase Company Common Stock and any related stock-based rights ("Company Options") granted under any Company Stock Plan, to provide that at the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall (except to the extent that Parent and the holder of a Company Option otherwise agree prior to the Effective Time and with respect to those individuals identified in Section 5.5 of the Company Disclosure Schedule subject to the approval of the acceleration of vesting of Company Options by the Company's shareholders as contemplated by Code Section 280G(b)(5)(A)(ii) (and the regulations thereunder and Section 4.4)) become exercisable in full and shall, except as otherwise provided herein, at the election of each optionholder subject to the agreement of Parent in accordance with the last sentence of this paragraph, be assumed by Parent and converted into an option (the "Parent Options") to acquire, on the same terms and conditions as previously applicable to the original Company Option, such number of shares of Parent Common Stock as shall result from dividing (i) the per share value of one share of Parent Common Stock (determined based on the closing price of the Parent Common Stock on the NYSE on the trading day prior to the Closing Date (the "Parent Closing Price")) into the (ii) product of (A) the per share value of the per share Merger Consideration (based on the Parent Closing Price) multiplied by (B) the aggregate number of shares subject to the Company Option; provided, further, that the exercise price of the Parent Option shall be equal to the product of
(x) the per share exercise price of the Company Common Stock subject to the original Company Option and (y) the Parent Closing Price divided by the per share value of the per share Merger Consideration (based on the Parent Closing Price), with the exercise price of any Parent Option calculated in accordance with the terms of this Section 1.9(a) rounded down to the nearest cent. As soon as practicable after the signing of this Agreement, Parent and the Company shall agree on mutually acceptable reasonable procedures to effect the foregoing. Parent and the Company agree to endeavor to agree on such procedures within 10 Business Days of the date hereof. Optionholders who are not permitted to convert their Company Options into Parent Options shall be selected by the Company after consultation with Parent, wherein both the Company and Parent have determined that, in their good faith judgment, each such optionholder's employment with the Surviving Corporation is not reasonably expected to continue on or after the Effective Time.

         If and to the extent that an optionholder (i) is not permitted to convert his or her Company Option into a Parent Option or (ii) is so permitted but does not so elect, each of such optionholder's outstanding Company Options shall, immediately prior to the Effective Time, be canceled in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal in value to the product of (1) the total number of shares of Company Common Stock subject to such Company Option and (2) the excess of $41.75 over the exercise price per share of Company Common Stock subject to such Company Option (the "Option Payment"); provided, that immediately prior to the Effective Time, Parent shall pay to each holder of a Company Option the Option Payment in a combination of cash and Parent Common Stock, with the amount of cash equal to the product of the Option Payment and 0.60 (the "Cash Percentage") and the number of shares of Parent Common Stock equal to the quotient of (x) the product of the Option Payment and 0.40 (the "Stock Percentage") divided by (y) $52L, subject to Section 2.5 with respect to fractional shares; provided that the Cash Percentage and Stock Percentage shall be subject to adjustment in the same manner as set forth in Section 1.8. In addition, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon payment of the Option Payment; and

         (b) Cause all outstanding grants of restricted Company Common Stock to all persons listed on Section 3.1(c) of the Company Disclosure Schedule to become fully vested and cause all restrictions on transferability imposed pursuant to any Company Stock Plan on any outstanding shares of Company Common Stock to lapse immediately prior to the Effective Time; provided, that upon the Effective Time, all such shares of Company Common Stock previously subject to such restrictions shall be treated in accordance with Section 1.8 herein.

                  1.10 Treatment of Investor Option. At the Effective Time, Parent shall purchase from RFM Acquisition LLC ("Investor") the option to purchase 3,606,881 shares of Company Common Stock (subject to adjustment) issued June 27, 1997 to Investor (the "Investor Option") for a purchase price equal to the product of (1) the total number of shares of Company Common Stock underlying the Investor Option and (2) the excess of $41.75 over the per share exercise price thereof subject to the Investor Option (the "Investor Option Payment"); provided, that immediately prior to the Effective Time, Parent shall pay to the holder of the Investor Option the Investor Option Payment in a combination of cash and Parent Common Stock, with the amount of cash equal to the product of the Investor Option Payment and the Cash Percentage and the number of shares of Parent Common Stock equal to the quotient of (x) the product of the Investor Option Payment and the Stock Percentage divided by (y) $52L, subject to Section
2.5 with respect to fractional shares; provided that the Cash Percentage and Stock Percentage shall be subject to adjustment in the same manner as set forth in Section 1.8. In addition, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon payment of the Investor Option Payment. Upon the purchase of the Investor Option and payment of the Investor Option Payment in accordance with the provisions of this Section 1.10, Investor shall cease to have any rights with respect to the Investor Option. Parent agrees that neither Parent nor the Surviving Corporation will report (or take any position) that any amounts paid in respect of the Investor Option are compensation for federal or state income tax purposes unless the Internal Revenue Service obtains a final determination to the contrary under Section 1313(a)(i) of the Code.


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

                  2.1 Exchange Fund. At or prior to the Effective Time, Parent shall deposit with First Chicago Trust Company of New York or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, all the cash and certificates representing shares of Parent Common Stock to be paid or issued pursuant to this Agreement in exchange for outstanding Company Common Stock and cash sufficient to pay cash in lieu of fractional shares pursuant to
Section 2.5. Parent agrees to make
available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

                  2.2 Exchange Procedures. As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate other than Certificates to be canceled pursuant to Section 1.8(c),
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock and the amount of cash (including amounts to be paid pursuant to Section 1.8(a), in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5 and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3), if any, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash pursuant to Section 1.8(a) and cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Subject to the Exchange Agent agreeing to effect the following and Parent and the Company using their reasonable best efforts to effect the intent of the following, with respect to shares of Company Common Stock that members of the Company's management have pledged to the Company to secure notes payable to the Company, the obligation of Parent and the Surviving Corporation to pay the Merger Consideration for such shares shall be subject to the repayment by such shareholder of such notes (including through a deduction from the Merger Consideration otherwise payable with respect to such shares) and the delivery by the shareholder of such shares free and clear of all Encumbrances.

                  2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

                  2.4 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.8(a), 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

                  2.5 No Fractional Shares of Parent Common Stock. (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

         (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the last sales price per share of Parent Common Stock quoted on the NYSE on last trading day immediately prior to the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

                  2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

                  2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person (as defined in Section 8.11) in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.8 Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

                  2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

                  2.10 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law (including without limitation, under Section 1445 of the Code if Parent has not received the certificate or certificates described in
Section 5.3(j) of this Agreement as of the Closing Date). To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  2.12 Stock Transfer Books. At the close of business, Houston time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that:

         (a) Organization and Qualification. The Company and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11) on the Company. The Company has previously made available to Parent true and correct copies of its Articles of Incorporation and Bylaws and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

         (b) Authorization; Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has approved for the purposes of Section 5.01 of the TBCA this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         (c) Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, 8,250 shares of Class A preferred stock and 5,000,000 shares of serial preferred stock. As of July 20, 1999, 29,983,426 shares of Company Common Stock were outstanding and no shares of preferred stock were outstanding. As of June 26, 1999, 387,523 of the outstanding shares of Company Common Stock were redeemable at the option of the holder thereof. As of July 20, 1999, (i) 2,575,759 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable under the Company's Corporate Incentive Plan, the Company's Stock Option and Restricted Stock Plan, and the Amended and Restated 1997 Stock Purchase and Option Plan For Key Employees (collectively, the "Company Stock Plans") in connection with the exercise of outstanding Company Options and (ii) 3,606,881 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the Investor Option. A true and complete copy of the Investor Option, as amended as of the date of this Agreement, has been provided to Parent. All of the issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the Company Stock Plans, when issued in accordance with the terms of those plans, will be, validly issued, fully paid and non-assessable. Since July 20, 1999, no shares of Company Common Stock have been issued, other than upon exercise of Company Options. Except for the Company Options and the Investor Option, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company or any Subsidiary having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, including the Merger. As of the date hereof, except as otherwise disclosed in Section 3.1(c) of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold shares of Common Stock, Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Common Stock, Preferred Stock or any other equity securities of Company or any of its Subsidiaries. Section 3.1(c) of the Company Disclosure Schedule sets forth, as of June 26, 1999, for each holder of redeemable shares, the holder's name, the number of redeemable shares of Company Common Stock held and the price at which the shares are redeemable. Section 3.1(c) of the Company Disclosure Schedule contains a list, as of July 20, 1999, of each record holder of Company Common Stock and the number of shares of Company Common Stock held by each such holder (including an indication of whether any such securities are subject to restrictions on transfer), and a list, as of June 26, 1999, of each holder of Company Options or other equity securities and the number of shares of Company Common Stock issuable upon exercise of such Company Options or other equity securities to such holder. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of Common Stock or the capital stock of any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no shareholders' agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any preemptive rights with respect thereto. As of the date hereof, the record and, to the knowledge of the Company, beneficial ownership of and voting power in respect of, the capital stock of the Company with respect to the signatories to each Voting Agreement set forth in each Voting Agreement, is accurate in all material respects. As of the date of this Agreement, the exercise price of the Investor Option is $12.11 per share of Company Common Stock.

         (d) Subsidiaries. The only Subsidiaries of the Company are those set forth in Section 3.1(d) of the Company Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of the Company's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests or securities of each of its Subsidiaries, free and clear of all Encumbrances (as defined in Section 8.11), and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

         (e) Other Interests. Except as set forth in Section 3.1(e) of the Company Disclosure Schedule, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than the Company's Subsidiaries).

         (f) No Conflict; Required Filings and Consents.

                  (i) Except as set forth in Section 3.1(f) of the Company Disclosure Schedule with respect to clause (C) below, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will:
(A) conflict with the Company's Articles of Incorporation or Bylaws; (B) assuming satisfaction of the requirements set forth in Section 3.1(f)(ii) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (C) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or cause an indemnity payment to be made by the Company or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of the Company or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (B) and (C), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                  (ii) Except for (A) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (D) rules and regulations of the NYSE, (E) the filing of the Articles of Merger pursuant to the TBCA, (F) with respect to matters set forth in Sections 3.1(f)(i) or 3.1(f)(ii) of the Company Disclosure Schedule, and (G) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration, to deliver such notice or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (g) Compliance. Except as set forth in Section 3.1(g) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance in all material respects with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. Except as set forth in Section 3.1(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all material permits, Environmental Permits, licenses, grants, authorizations, easements, consents, certificates, approvals, orders and franchises (collectively, "Permits") from governmental agencies required to conduct their respective businesses as they are now being conducted and assuming that all necessary consents to transfer are obtained, all such Permits will remain in effect after the Effective Time (except as a result of the actions of Parent or any of its Subsidiaries). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Permits.

         (h) SEC Documents.

                  (i) The Company has delivered or made available to Parent true and complete copies of each registration statement, proxy or information statement, form, report and other document required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports (A) complied (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof), or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (B) did not (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof), or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has filed all Company SEC Reports required to be filed by it under the Exchange Act since January 1, 1998. The Company has heretofore made available or promptly will make available to Parent a complete and correct copy of all amendments or modifications to any Company SEC Report which has been filed prior to the date hereof. For purposes of all representations and warranties of the Company contained herein (other than this paragraph (h)(i) and paragraph (h)(ii)), the term "the Company SEC Reports" shall refer to those Company SEC Reports filed with the SEC prior to the date hereof.

                  (ii) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) is in accordance in all material respects with the books and records of the Company and presents fairly (except to the extent revised or superseded by financial statements included in a subsequent filing with the SEC prior to the date hereof), in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly (except to the extent revised or superseded by financial statements included in a subsequent filing with the SEC prior to the date hereof), in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments, which are not expected to be material in amount), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

                  (iii) Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (A) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of April 3, 1999, (B) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since April 3, 1999 and (C) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (i) Absence of Certain Changes. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule and except as set forth in the Company SEC Reports and except for the transactions expressly contemplated hereby, since April 3, 1999, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any Material Adverse Change of the Company. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule and except as set forth in the Company SEC Reports, from April 3, 1999 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by clauses (b), (d)(ii), (d)(iii), (d)(iv), (h), (i), (j),
(k), (l), (m) or (n) of Section 4.1 hereof.

         (j) Litigation. Except as set forth in Section 3.1(j) of the Company Disclosure Schedule and except as set forth in the Company SEC Reports, there is no Action (as defined in Section 8.11) instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries or any of their respective properties or assets, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect on the Company, nor is there any outstanding judgment, decree or injunction, in each case against the Company or any of its Subsidiaries, or any order of any domestic or foreign court, governmental department, commission or agency applicable to the Company or any of its Subsidiaries which has or will have, individually or in the aggregate, a Material Adverse Effect on the Company.

         (k) Taxes. Except as set forth in Section 3.1(k) of the Company Disclosure Schedule:

                  (i) The Company and its Subsidiaries have (A) duly filed (or there have been duly filed on their behalf) with the appropriate governmental authorities all material Tax Returns (as defined in Section 8.11) required to be filed by them, which Tax Returns are true, complete and correct in all material respects, and (B) duly paid in full, or adequately disclosed and fully provided for as a liability on the financial statements of the Company and its Subsidiaries included in the Company SEC Reports made available or delivered to Parent prior to the date hereof, all material Taxes (as defined in Section 8.11);

                  (ii) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such withheld Taxes to the proper Tax Authority or other governmental authorities;

                  (iii) Audits of all federal income Tax Returns of the Company and its Subsidiaries for periods through the taxable year ended June 30, 1994 have either been completed or such Tax Returns were not subject to audit, and no federal or material state, local or foreign audits or other administrative or court proceedings are presently being conducted with respect to any Taxes or Tax Returns of the Company or its Subsidiaries. There are no audits, investigations or claims for or relating to any material liability in respect of Taxes or any material Tax Returns of the Company or its Subsidiaries that are pending or that have been threatened in writing. No matters are the subject of written requests from any Taxing Authority or other governmental authority with respect to Taxes of the Company or any of its Subsidiaries that could reasonably be expected materially to affect such Taxes. Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;

                  (iv) There are no liens for Taxes upon any Assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable or immaterial liens;

                  (v) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries or is required to treat any of its assets as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable state or local income Tax or other Tax provision;

                  (vi) Since 1980, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, with the exception of the group for which the Company is the common parent, nor has the Company or any of its Subsidiaries, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law. As of the Closing Date, neither the Company nor any of its Subsidiaries shall be party to, be bound by or have an obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person;

                  (vii) No material written power of attorney that has been granted by the Company or its Subsidiaries (other than to the Company or a Subsidiary) currently is in force with respect to any matter relating to Taxes.

                  (viii) Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any material adjustment under Section 481(a) of the Code; and

                  (ix) Neither the Company nor any of its Subsidiaries has issued or assumed (i) any obligations described in Section 279(a) of the Code,
(ii) any applicable high yield discount obligation, as defined in Section 163(i) of the Code or (iii) any registration-required obligation, within the meaning of
Section 163(f)(2) of the Code, that is not in registered form.

         (l) Employee Benefits.

                  (i) Section 3.1(l)(i) of the Company Disclosure Schedule contains a true and complete list of each material "employee benefit plan" (within the meaning of ERISA section 3(3)), each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether oral or written, whether or not subject to ERISA, under which any employee or former employee of Company has any present or future right to benefits and for which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

                  (ii) With respect to each Company Plan, Company will deliver or make available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (a) any related trust agreement, annuity contract or other funding instrument; (b) the most recent determination letter; (c) any summary plan description provided under a Company Plan; (d) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports, and (4) attorney's response to auditors' requests for information and (e) with respect to the Company ESOP/401(k) Plan (the "ESOP"), (1) records of all purchases of Company Common Stock under the ESOP and
(2) all valuations of Company Common Stock obtained on behalf of, or in connection with the operation of, the ESOP, in each case since June 13, 1997 (the date of the court order approving the final settlement of the ESOP litigation).

                  (iii) Except as disclosed in Section 3.1(1)(iii) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on the
Company: (a) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws; (b) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification and, to the knowledge of Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (c) with respect to any Company Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and no facts or circumstances exist which could give rise to any such Actions and the Company will promptly notify Parent in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Closing; (d) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or ERISA section 406, which would subject the Company or Parent to any taxes, penalties or other liabilities under Section 4975 of the Code or ERISA sections 409 or 502(i); (e) no event has occurred and no condition exists which would subject the Company, either directly or by reason of its affiliation with any of its

ERISA Affiliates (defined as any organization which is a member of a controlled group of organizations with the Company within the meaning of Sections 414(b),
(c), (m) or (o) of the Code), to any liability, tax, fine or penalty imposed by ERISA, the Code or other applicable laws including, but not limited to, the taxes imposed by Sections 4069, 4971, 4972, 4977, 4979, 4980B, 4976(a) of the
Code or the fine imposed by ERISA Section 502(c); (f) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (g) no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the transactions contemplated by this Agreement, including where such benefits, payments or vesting are contingent upon the occurrence of a subsequent event under the terms of the agreements, plans or arrangements pertaining thereto; (h) neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Company Plans or to amend or modify any existing Company Plan; and
(i) no Company Plan provides for medical or health benefits (through insurance or otherwise) or provided for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

                  (iv) Except as disclosed in Section 3.1(l)(iv) of the Company Disclosure Schedule, with respect to any Company Plan maintained by or contributed to by the Company or any Subsidiary within six years prior to the date of this Agreement: (a) no "accumulated funding deficiency" as such term is defined in ERISA section 302 and Section 412 of the Code (whether or not waived) has been incurred, where any such liability that remains outstanding could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; (b) no event or condition exists which could be deemed a reportable event within the meaning of ERISA section 4043 which could result in a liability to Company or any of its ERISA Affiliates, and no condition exists which could subject Company or any of its ERISA Affiliates to a fine under ERISA section 4971, except where such liability or fine could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; (c) neither the Company nor any ERISA Affiliate is subject to any unpaid liability to the PBGC for any plan termination occurring on or prior to the Closing, except where such liability could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; and (d) no amendment has occurred which has required or could require Company or any of its ERISA Affiliates to provide security pursuant to Section 401(a)(29) of the Code;

                  (v) Neither the Company nor any Subsidiaries nor any ERISA Affiliate has ever contributed to, or withdrawn in a partial or complete withdrawal from, any "multiemployer plan" (as defined in Section 3(37) of ERISA) or has any fixed or contingent liability under Section 4204 of ERISA. No Company Plan is a "multiple employer plan" as described in Section 3(40) of ERISA or
Section 413(c) of the Code.

                  (vi) Neither the Company nor any officer, director, nor employee has breached in any material respect its, his or her obligation to administer the Company ESOP/401(k) Savings Plan in accordance with applicable law.

         (m) Title to Assets.

                  (i) Except as set forth in Section 3.1(m)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable fee title to all improved or unimproved real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"), free and clear of all Encumbrances (other than Permitted Encumbrances (as defined in Section 8.11)).
Section 3.1(m)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of the Owned Real Property.

                  (ii) Except as set forth in Section 3.1(m)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries, have validly existing and enforceable leasehold, subleasehold or occupancy interests in all improved or unimproved real property leased by the Company or its Subsidiaries (the "Leased Real Property"), free and clear of all Encumbrances (other than Permitted Encumbrances). Section 3.1(m)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of the Leased Real Property.

                  (iii) Except as set forth in Section 3.1(m)(iii) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title or a valid right to use all of the stores, offices, plants and warehouses ("Facilities") that are used in the conduct of the business of the Company or any of its Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances). Section 3.1(m)(iii) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of the Facilities.

                  (iv) Except as set forth in Section 3.1(m)(iv) of the Company Disclosure Schedule, and except for any failure which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries have good and marketable title or a valid right to use all of the personal assets and properties that are necessary for the conduct of business of the Company or any of its Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances).

                  (v) There are no pending or, to the knowledge of the Company, threatened condemnation or similar proceedings against the Company or any of its Subsidiaries or, otherwise relating to any of the Owned Real Property, Leased Real Property or Facilities of the Company and its Subsidiaries and none of the Company or any of its Subsidiaries has received any written notice of the same, except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (vi) The Company or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (A) all assets (other than the Leases) leased by it or to it (whether as lessor or lessee), and (B) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a material default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, of any other party, under any Lease, except in the case of clause (A) only, where the failure to perform or such default or event would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (vii) Each of the Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained and except as a result of any action of Parent or any of its Subsidiaries, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby.

                  (viii) The land, buildings, improvements, leasehold improvements, furniture, fixtures, furnishings, machinery and equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed, but excluding the Leases, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as would not have a Material Adverse Effect on the Company.

         (n) Contracts. Each Contract (as defined in Section 8.11) of the Company and its Subsidiaries is valid, binding and enforceable and in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will continue to be valid, binding and enforceable and in full force and effect immediately following the consummation of the transactions contemplated hereby, and there are no defaults thereunder by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party thereto, except for any such failure or default which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money of the Company or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any Contract relating to indebtedness of the Company or any of its Subsidiaries, except as set forth in Section 3.1(n) of the Company Disclosure Schedule and except for any such event which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(n) of the Company Disclosure Schedule, as of the date hereof, none of the Company or any Subsidiary is a party to any written, (a) contract or agreement containing covenants limiting the freedom of the Company or any Subsidiary after the date hereof to engage in any line of business in any geographic area or to compete with any Person (b) contract, agreement or instrument providing for the indemnification by the Company or a Subsidiary of any Person with respect to any liabilities, other than any contract, agreement or instrument entered into in the ordinary course of business consistent with past practice, (c) partnership, joint venture, shareholders' or other similar contract or agreement with any Person or (d) contract, option, right of first refusal or other contract or agreement relating to the disposition or leasing of any properties or assets of the Company or any of its Subsidiaries (other than (i) inventory, (ii) the disposition or leasing of immaterial properties or assets and (iii) any such contract entered into in the ordinary course of business consistent with past practice).

         (o) Labor Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries except as disclosed in Section 3.1(o) of the Company Disclosure Schedule. Except as set forth on Section 3.1(o) of the Company Disclosure Schedule and except for any such event which would not, individually or in the aggregate, have a

Material Adverse Effect on the Company, there is no labor strike, slowdown or work stoppage or lockout pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, there is no unfair labor practice charge or other employment related complaint pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, and there is no representation claim or petition pending before the National Labor Relations Board and no question concerning representation exists with respect to the employees of the Company or its Subsidiaries.

         (p) Intellectual Property. Except as set forth in Section 3.1(p) of the Company Disclosure Schedule and, in the case of clause (iii), except where any failure would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries own (in each case free of all Encumbrances, other than Permitted Encumbrances) (i) the "Randall's's" and "Tom Thumb" trademarks and any variations thereof used by the Company or its Subsidiaries within the State of Texas, (ii) the "Remarkable" trademarks and any variations thereof used by the Company and its Subsidiaries within the State of Texas with respect to customer courtesy card services offered at retail grocery stores and supermarkets and (iii) all other Intellectual Property used by the Company and its Subsidiaries within the State of Texas, and any variations thereof used within the State of Texas by the Company or its Subsidiaries. Except as set forth on Section 3.1(p) of the Company Disclosure Schedule, the Company and its Subsidiaries have the exclusive right to use in the State of Texas, with respect to grocery and supermarket services, the trade names "Randall's", "Tom Thumb" and with respect to customer courtesy card services offered at retail grocery stores and supermarkets, the trade names "Remarkable" and any variations thereof used by the Company and its Subsidiaries. Except as disclosed on Section 3.1(p) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (a) to the knowledge of the Company, the use within the State of Texas of any Intellectual Property by the Company or its Subsidiaries does not infringe on the rights of any Person, (b) to the knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any Intellectual Property of the Company or its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has entered into any agreement limiting the right of the Company or any of its Subsidiaries to use any of its Intellectual Property and (d) neither the Company nor any of its Subsidiaries has granted any license to any Person for the use of any of the Intellectual Property of the Company or its Subsidiaries. Except as set forth on Schedule 3.1(p) and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all trademark registrations are valid and subsisting and in full force and effect and all affidavits of continuing use have been filed on a timely basis.

         (q) Affiliate Transactions. Except as set forth in the Company SEC Reports and as set forth in Section 3.1(q) of the Company Disclosure Schedule, from January 1, 1998 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (as defined in Section 8.11) (other than wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         (r) Environmental Matters. Except as disclosed in the Company SEC Reports, and as set forth in Section 3.1(r) of the Company Disclosure Schedule, and except to the extent that, individually or in the aggregate, failure to satisfy the following representations has not had, and would not reasonably be expected to have a Material Adverse Effect on the Company:

                  (i) The Company and each of its Subsidiaries hold and formerly held, and are, and have been, in compliance with, all Environmental Permits, and the Company and each of its Subsidiaries are, and have been, otherwise in compliance with all applicable Environmental Laws;

                  (ii) (x) None of the Company or any of its Subsidiaries has received any Environmental Claim, and (y) none of Company or any of its Subsidiaries is aware of any Environmental Claim that has been threatened in writing or of any circumstances, conditions or events that could reasonably be expected to give rise to an Environmental Claim, in each case, against the Company or any of its Subsidiaries;

                  (iii) None of the Company or any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of the Company or any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to any investigation, clean-up, remediation or removal of Hazardous Materials under an Environmental Law;

                  (iv) There are no Hazardous Materials present at or about any facility currently owned, leased, or operated by the Company or any of its Subsidiaries;

                  (v) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released by any Person at, on, under or from any of the properties or facilities currently owned, leased or otherwise used by the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries at, on, under or from any formerly owned, leased or otherwise used properties or facilities; and

                  (vi) Neither the Company nor any of its Subsidiaries has contractually assumed any liabilities under any Environmental Laws.

         (s) Information Supplied. (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 (as defined in Section 5.1) (including any amendments or supplements thereto) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading,
(B) the Prospectus (as defined in Section 5.1) included in the Form S-4 will, on the date it is first mailed to stockholders of the Company or at the time of the Company Shareholders Meeting (as defined in Section 5.1) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Proxy Statement related to the Company Shareholders Meeting will, on the date it is first mailed to stockholders of the Company or at the time of the Company Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

                  (ii) Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Form S-4, the Prospectus, the Proxy Statement or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

         (t) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ( "Merrill"), dated July 22, 1999, to the effect that, as of the date of the opinion, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates. An executed copy of such opinion will be provided to Parent. The Company has been authorized by Merrill to permit, subject to prior review and consent by Merrill and its counsel, the inclusion of such fairness opinion (or a reference thereto) in the Proxy Statement.

         (u) Brokers. No consultant, broker, finder or investment banker (other than Kohlberg Kravis Roberts & Co. L.P. ("KKR") and Merrill) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Merrill and between the Company and KKR, which are the only agreements pursuant to which either such firm would be entitled to any payment relating to the transactions contemplated hereby. The total fees and expenses of the Company for Merrill, KKR, the Company's accountants, and the Company's legal counsel in connection with the Merger will be no more than the amount set forth in Section 3.1(u) of the Company Disclosure Schedule.

         (v) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock entitled to vote thereon (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 5.4, to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby agrees to the inclusion in the Proxy Statement of the recommendations of the Board of Directors of the Company described in this Section 3.1(v) (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with Section 5.4).

         (w) No Other Agreements to Sell the Company or its Assets. The Company has no legal obligation, absolute or contingent, to any other Person to sell more than 5% of the assets of the Company, to sell more than 5% of the capital stock or other ownership interests of the Company or any of its Subsidiaries that would be a "significant subsidiary", as defined in
Article 1, Rule 1-02 of Regulation S-K, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof ("Significant Subsidiaries"), or to effect any merger, consolidation or other reorganization of the Company or any of its Significant Subsidiaries or to enter into any agreement with respect thereto.

         (x) Texas Takeover Statute; State Takeover Statutes. The provisions of
Part 13 of the TBCA are inapplicable to the Merger, this Merger Agreement and the Voting Agreements. No provision of the articles of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries or any applicable law would, directly or indirectly, restrict or impair the ability of the Company, Merger Sub or Parent to consummate the Merger.

         (y) Year 2000 Compliance. The software, operations, systems and processes which, in whole or in part, are used, operated, relied upon, or integral to, the Company's or any of its Subsidiaries' conduct of their business, are in all material respects Year 2000 Compliant (as hereinafter defined), to the extent that and except as disclosed in Section 3.1(y) of the Company Disclosure Schedule. For purposes of this Agreement, "Year 2000 Compliant" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or date/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

         (z) Insurance Policies. Each of the Employment Practices Liability Insurance Policy, Directors and Officers Liability Insurance Policy including Company Reimbursement and Commercial General Liability Policy of the Company is valid and binding and in full force and effect, all premiums thereunder have been paid (within the applicable grace period) and neither the Company nor any Subsidiary is in default in any material respect thereunder. Each of the other insurance policies that insure the business, operations or employees of the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the properties of the Company or any Subsidiary is valid and binding and in full force and effect, all premiums thereunder have been paid (within any applicable grace period) and neither the Company nor any Subsidiary is in default thereunder, except for any failures or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No insurer under any such insurance policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or to materially increase the premiums payable or not to renew any such policy, except where such action would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (aa) Books and Records. The minute books and other similar records of the Company and its Subsidiaries as made available to Parent prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders and the boards of directors (or similar governing bodies) of the Company and its Subsidiaries.

         (bb) Option Agreement. The Stock Option Agreement, dated as of June 26, 1997, between Lew W. Harpold and the Company is valid and binding and in full force and effect and there are no other agreements, arrangements or understandings between the Company or any of its Subsidiaries or Affiliates and Mr. Harpold concerning the Company's right to acquire the shares of stock that are the subject of such Stock Option Agreement. The Company can validly transfer its rights under the Stock Option Agreement to the Surviving Corporation pursuant to the Merger. The Company has informed Mr. Harpold of the transactions contemplated by this Agreement and the Company's plans to obtain new permits to be held by Randall's Beverage Company, Inc. ("Beverage") to replace the Permits held by Food Depot, Inc. The Company has obtained assurances from Mr. Harpold that he will not interfere with the consummation of the transactions contemplated by the Stock Option Agreement or the effort to obtain the new permits.

                  3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

         (a) Organization and Qualification. Parent and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. Parent and each of its Significant Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of Parent and any of its Significant Subsidiaries to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has previously made available to the Company true and correct copies of its Certificate of Incorporation and Bylaws and the charter documents and bylaws or other organizational documents of each of its Significant Subsidiaries and Merger Sub, as currently in effect.

         (b) Authorization; Validity and Effect of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         (c) Capitalization. The authorized capital stock of Parent consists of 1,500 million shares of Parent Common Stock. As of July 21, 1999, 497,370,837 shares of Parent Common Stock were outstanding (after deducting 60,352,830 shares of Parent Common Stock held in the Company treasury). As of July 21, 1999, (i) 37,737,147 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable under Parent's stock option plans (collectively, the "Parent Stock Plans") in connection with the exercise of outstanding Parent Options and (ii) 6,429,533 shares of Parent Common Stock were reserved for issuance and issuable upon exercise of warrants. All of the issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to the Parent Stock Plans, when issued in accordance with the terms of those plans, will be, validly issued, fully paid and non-assessable. Since July 21, 1999 no shares of Parent Common Stock have been issued, other than upon exercise of stock options. Except for options to purchase Parent Common Stock outstanding under the Parent Stock Plans and the warrants referred to in clause (ii) above, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent or any Subsidiary having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. As of the date hereof, except for options to purchase Parent Common Stock outstanding under Parent Stock Plans referred to in clause (i) above and the warrants referred to in clause (ii) above, and except as otherwise disclosed in Section 3.2(c) of the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require Parent or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold shares of Common Stock, Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Common Stock, Preferred Stock or any other equity securities of Parent or any of its Subsidiaries. Except as set forth in Section 3.2(c) of the Parent Disclosure Schedule, Parent has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of Common Stock or the capital stock of any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.2(c) of the Parent Disclosure Schedule, there are no shareholders' agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Parent or any preemptive rights with respect thereto.

         (d) No Conflict; Required Filings and Consents.

                  (i) Except as set forth in Section 3.2(d) of the Parent Disclosure Schedule with respect to clause (C) below, neither the execution and delivery of this Agreement nor the performance by each of Parent and Merger Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (A) conflict with Parent's Certificate of Incorporation or Bylaws; (B) assuming satisfaction of the requirements set forth in Section 3.2(d)(ii) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their properties or assets; or (C) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries under, or cause an indemnity payment to be made by Parent or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of Parent or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (B) and (C), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

                  (ii) Except for (A) the pre-merger notification requirements of the HSR Act, (B) Blue Sky Laws, (C) applicable requirements of the Securities Act, (D) rules and regulations of the NYSE, (E) the filing of the Articles of Merger pursuant to the TBCA, (F) with respect to matters set forth in Sections 3.2(d)(i) or 3.2(d)(ii) of the Parent Disclosure Schedule, and (G) applicable requirements, if any, of the Exchange Act, no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by Parent or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration, to deliver such notice or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         (e) Compliance. Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and its Subsidiaries have all Permits from governmental agencies required to conduct their respective businesses as they are now being conducted and assuming that all necessary consents to transfer are obtained, all such Permits will remain in effect after the Effective Time, except for such failures to have such Permits that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         (f) SEC Documents.

                  (i) Parent has delivered or made available to Parent true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports (A) complied (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof), or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (B) did not (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof), or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent has filed all required Parent SEC Reports required to be filed by it under the Exchange Act since January 1, 1999. Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of all amendments or modifications to any Parent SEC Report which has been filed prior to the date hereof. For purposes of all the representations and warranties of Parent and Merger Sub contained herein (other than this paragraph (f)(i) and paragraph (f)(ii)), the term "the Parent SEC Reports" shall refer only to those Parent SEC Reports filed with the SEC prior to the date hereof.

                  (ii) Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) is in accordance in all material respects with the books and records of Parent and presents fairly (except to the extent revised or superseded by financial statements included in a subsequent filing with the SEC prior to the date hereof), in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) presents fairly (except to the extent revised or superseded by financial statements included in a subsequent filing with the SEC prior to the date hereof), in all material respects, the results of operations, stockholders' equity or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments, which are not expected to be material in amount), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (iii) Except as set forth in Section 3.2(f)(iii) of the Parent Disclosure Schedule and except as set forth in the Parent SEC Reports, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Parent and its Subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (A) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of March 27, 1999, (B) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since March 27, 1999, and (C) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         (g) Absence of Certain Changes. Except as set forth in Section 3.2(g) of the Parent Disclosure Schedule and except as set forth in the Parent SEC Reports and except for the transactions expressly contemplated hereby, since April 30, 1999, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any Material Adverse Change of Parent. Except as set forth in Section 3.2(g) of the Parent Disclosure Schedule and except as set forth in the Parent SEC Reports, from April 30, 1999 through the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any of the actions prohibited by Section 4.2 hereof.

         (h) Information Supplied. (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 (including any amendments or supplements thereto) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Prospectus included in the Form S-4 will, on the date it is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Proxy Statement related to the Company Shareholders Meeting will, on the date it is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. The Form S-4 and the Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (ii) Notwithstanding the foregoing, Parent makes no representations or warranties with respect to information that has been or will be supplied by the Company or its auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Form S-4, the Prospectus, the Proxy Statement or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

         (i) Brokers. The Company will not be liable for any brokerage, finder's or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

         (j) Vote Required. No vote of the holders of any class or series of Parent's capital stock is necessary to approve the issuance of shares of Parent Common Stock pursuant to the Merger, this Agreement or any of the transactions contemplated hereby, including the Merger.

         (k) Financial Resources. At the Effective Time of the Merger, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Merger, as the case may be, and to perform their respective obligations under this Agreement.

         (l) No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the Merger. Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby).

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  4.1 Covenants of Company. Except as set forth in Section 4.1 or Section 5.5 of the Company Disclosure Schedule, the Company covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent, which consent shall not be unreasonably withheld or delayed (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and (ii) the Company shall use its reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as set forth in Section 4.1 of the Company Disclosure Schedule and except as otherwise specifically contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent, which consent, only in the case of clause (g) below, shall not be unreasonably withheld or delayed:

         (a) make or commit to make any capital expenditures, including, without limitation, for store remodels, in excess of $200,000 in the aggregate, other than (i) expenditures for routine or emergency maintenance and repair, or (ii) expenditures in amounts not exceeding those reflected in capital expenditure budgets supplied to Parent prior to the date of this Agreement (the "Capital Expenditures Budgets"); provided that such expenditures shall be without significant acceleration; provided, further, that Parent and the Company agree to confer and reasonably cooperate with respect to significant capital expenditure items that are not fully committed on the date of this Agreement;

         (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain the financial condition of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than the Company or a wholly-owned Subsidiary of the Company) or issue or sell any debt securities, other than borrowings under existing agreements in the ordinary course of business consistent with past practice or inter-company indebtedness between the Company and any of its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries;

         (c)(i)(x) amend its Articles of Incorporation or Bylaws or (y) amend the charter or bylaws of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests, other than in compliance with the Company Plans; or (iv) except as permitted by Section 4.1(d), sell or pledge any stock of any of its Subsidiaries;

         (d)(i) other than upon exercise of outstanding Company Options or the Investor Option (in each case disclosed in Section 3.1(c) of the Company Disclosure Schedule), issue or sell or agree to issue or sell any additional shares of, or grant, confer or award any options, warrants, convertible securities or rights of any kind to acquire any shares of, its capital stock of any class; (ii) other than as reflected in the Capital Expenditures Budgets (subject to the provisos in paragraph (a) above), enter into any agreement, contract or commitment to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business or to sell, lease, license, close, shut down or otherwise dispose of any stores or to relocate any stores; (iii) other than as reflected in the Capital Expenditures Budgets (subject to the provisos in paragraph (a) above), except in the ordinary course of business consistent with past practice and except for sales or dispositions of obsolete assets, sell, pledge, dispose of or encumber any assets (including, without limitation, any indebtedness owed to them or any claims held by them), including real property; or (iv) other than as reflected in the Capital Expenditures Budgets (subject to the provisos in paragraph (a) above) or as otherwise permitted by clause (a) of this Section 4.1, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than inventory and other immaterial assets, including real property, in each case in the ordinary course of business consistent with past practice), including real property, or make any investment, either by purchase of stock or other securities, or contribution to capital, in any other Person, in any case, in an amount in excess of $150,000, in the aggregate;

         (e) other than pursuant to policies or agreements in effect on the date hereof as disclosed in the Company SEC Reports or set forth in Section 3.1(l) or
5.5 of the Company Disclosure Schedule, grant any severance or termination pay under its severance or termination pay policies or agreements in effect on the date hereof or enter into any employment or severance agreement with any officer, director or employee;

         (f) except as set forth in Section 3.1(l) or 5.5 of the Company Disclosure Schedule, adopt, amend or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or grant, confer, award or pay any forms of cash incentive, bonuses or other benefit not required by any existing plan, arrangement or agreement, in each case except (i) for increases in salary or bonus in the ordinary course of business with respect to employees of the Company at the level of store director and below or (ii) as required by law;

         (g) enter into or amend any (i) Lease or (ii) contract, agreement, commitment, understanding or other arrangement, in each case involving annual expenditures or liabilities in excess of $250,000 or which is not cancelable within one (1) year without penalty, cost or liability, other than short-term promotional agreements with vendors entered into in the ordinary course of business;

         (h) enter into any collective bargaining agreements;

         (i) change in any material respect in its tax or accounting policies or make any material reclassification of assets or liabilities except as required by law or GAAP;

         (j) change or make any new Tax elections, change materially any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any material federal, state, local or foreign Tax liability;

         (k) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 4.1(l), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material Contract, in each case, other than in the ordinary course of business consistent with past practice;

         (l) settle or compromise any litigation, other than litigation not in excess of amounts reserved for in the most recent consolidated financial statements of the Company included in the Company SEC Reports or, if not so reserved for, in an aggregate amount not in excess of $100,000 (provided in either case such settlement documents do not involve any material non-monetary obligations on the part of the Company and its Subsidiaries);

         (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or otherwise alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure and ownership of any Subsidiary of the Company;

         (n) make any payment to an Affiliate, except in accordance with the terms of any contract or compensation to employees in the ordinary course of business and in accordance with Section 4.1(f); or

         (o) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(n) or any action which would result in any of the conditions set forth in Article VI not being satisfied.

                  4.2 Covenants of Parent. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, Parent covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless the Company shall otherwise consent, which consent shall not be unreasonably withheld or delayed. Parent shall, to the extent consistent with its reasonable commercial judgment and to the extent material, use its reasonable best efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its Subsidiaries and to preserve, in all material respects, the present relationships of Parent and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which Parent or any of its Subsidiaries has significant business relations, except where the failure to not do so would have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries shall (except as set forth in Section 4.2 of the Parent Disclosure Schedule and except as otherwise specifically contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Company:

         (a) (i) amend its certificate of incorporation or bylaws in such a manner as would cause holders of Company Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock, or (ii) split, combine or reclassify the outstanding shares of Parent's capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests (except that a wholly-owned Subsidiary may declare and pay a dividend to its parent);

         (b) adopt a plan of complete or partial liquidation with respect to Parent or resolutions providing for or authorizing such a liquidation or a dissolution;

         (c) in the case of Parent or any of its Subsidiaries, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or Facilities that operate within the Company's existing principal market areas; or

         (d) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through 4.2(c) or any action which would result in any of the conditions set forth in Article VI not being satisfied.

                  4.3 Governmental Filings. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other governmental authorities) between the date of this Agreement and the Effective Time and shall (to the extent (i) permitted by law or regulation or any applicable confidentiality agreement or (ii) any privilege would not be waived or otherwise lost as a result of such action) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                  4.4 Covenant Regarding Certain Company Plans or Other Arrangements. The Company shall use its reasonable best efforts to (i) obtain from each individual identified in Section 5.5 of the Company Disclosure Schedule a written release and consent to the termination of all of such individual's severance benefits under existing Company Plans and employment or severance agreements and arrangements, (ii) seek approval by a separate vote of Company stockholders as contemplated under Code Section 280G(b)(5)(A)(ii) and the proposed regulations promulgated thereunder of (A) the severance arrangements described on Schedule 5.5 of the Company Disclosure Schedule and
(B) the adjustment of the terms of outstanding Company Options to provide for accelerated vesting or exercisability of such Company Options. In implementing the documents and disclosure necessary to effect the foregoing, the Company shall consult with Parent to finalize such documents and disclosure, the terms of which shall be subject to approval by Parent, which approval shall not be unreasonably withheld.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1 Preparation of Proxy Statement; Form S-4; Company Shareholders Meeting. (a (i) Parent shall use its reasonable best efforts to, in cooperation with the Company, prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the "Form S-4") and a prospectus to be included in the Form S-4 as Parent's prospectus (such prospectus, and any amendments or supplements thereto, the "Prospectus") within ten days following the date hereof and (ii) as promptly as practicable following the date hereof, the Company shall, in cooperation with Parent, prepare preliminary proxy materials which shall constitute the Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement"). The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Prospectus to the Company and advise the Company of any oral comments with respect to the Prospectus received from the SEC. Parent shall, at its expense, also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the shares of Parent Common Stock in the Merger. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Prospectus prior to filing such with the SEC, and will provide the Company with a reasonable number of copies of all such filings made with the SEC. No amendment or supplement to the information supplied by the Company for inclusion in the Prospectus shall be made without the approval of the Company, which approval shall not be unreasonably withheld or delayed. Parent and the Company shall cooperate with each other in order to cause the Proxy Statement and the Prospectus to be mailed simultaneously to the Company's shareholders.

         (b) Subject to Section 5.4, the Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement (that the Company Shareholder Meeting will be scheduled such that it shall occur as soon as practicable after the date on which the Form S-4 becomes effective), shall take all lawful action to solicit the approval of this Agreement by the Required Company Vote and the Board of Directors of the Company shall recommend approval of this Agreement by the shareholders of the Company. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 5.4 and 7.1(f), the Company agrees that its obligations pursuant to the first sentence of this
Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

                  5.2 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records and, during such period, each party shall (and shall cause its Subsidiaries to) furnish promptly to the other party, consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that each party may restrict the foregoing access to the extent that, in the reasonable judgment of such party, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used all reasonable efforts to obtain the consent of such third party to such access, (ii) such access relates to Acquisition Proposals (as defined in Section 5.4) to the extent that any confidentiality agreement in existence on the date hereof with such party prohibits such party from making the books, records and other information available to the other party; provided that the Company shall fulfill its obligations under Section 5.4, (iii) any law, treaty, rule or regulation of any governmental authority applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information or (iv) providing such access would result in such party waiving or otherwise losing any privilege with respect to any such information or if such information constitutes attorney work product. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated May 20, 1999 between the Company and Parent and the letter dated July 9, 1999 between the Company and Parent (collectively, the "Confidentiality Agreements"). Any investigation by Parent or the Company shall not affect the representations and warranties or the conditions to the obligations of the Company or Parent, as the case may be.

                  5.3 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

         (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law (as defined below), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable governmental authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

         (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and 5.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.3.

         (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such governmental authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

         (e) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

         (f) The Company shall use its reasonable best efforts (i) to obtain consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, including estoppel certificates from lessors of the Company and its Subsidiaries; provided that the Company shall not incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, (ii) to provide any notices to third parties required to be provided prior to the Effective Time, including under any Leases or insurance policies and (iii) to comply in all material respects with the terms of the insurance policies. In connection with the foregoing, Parent will provide assistance as may be reasonably requested by the Company.

         (g) Upon the request of Parent, the Company shall provide, and shall cause its officers, employees, legal advisers to provide, all reasonable cooperation in connection with any redemption or purchase of the Company's outstanding Senior Subordinated Notes and other financing arrangements of the Company, it being understood that no such redemption or purchase shall be effective until after the Effective Time.

         (h) Each of the parties shall execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, the parties agree to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the Company shareholder vote with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

         (i) The Company shall use its reasonable best efforts to complete promptly following the date hereof the process of obtaining new Texas Alcoholic Beverage Permits to be held by Randall's Beverage Company, Inc. for each of the stores where beer and wine is currently sold, pursuant to permits currently held by Food Depot, Inc.

         (j) The Company shall use its reasonable best efforts to provide as of the Closing Date a certificate or certificates complying with the Code and Treasury Regulations duly executed and acknowledged certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

                  5.4 Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage or take any other action to facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of the equity securities of, it or any material equity interest in any of its Significant Subsidiaries (any such proposal or offer (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), provided, however, that the Company may take any of the foregoing actions to the extent such actions are in connection with any transaction permitted under Section 4.1(d)(ii), (d)(iii) or (d)(iv) so long as the action is not reasonably expected to interfere with or delay the consummation of the Merger. The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided that the Company or its Board of Directors shall not be permitted to recommend any such Acquisition Proposal unless it would be permitted to do so in accordance with clause (B) below, (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company, or withdraw or modify in any adverse manner its approval or recommendation of this Agreement or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if with respect to clause (B) or (C) (but not with respect to clause (A)), (i) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in violation of this Section 5.4, (ii) the Board of Directors of the Company concludes in good faith, based upon the advice of its independent financial advisor of national reputation and legal counsel, that such Acquisition Proposal would reasonably be expected to result in or constitute a Superior Proposal (as defined in Section 8.11), (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of the Company of Directors receives from such Person an executed confidentiality agreement on terms and conditions which, in the aggregate, are not more favorable to such Person than those contained in the Confidentiality Agreements and (iv) the Board of Directors of the Company notifies Parent promptly of the significant terms and conditions of any proposals or offers. The Company agrees that it will advise Parent promptly after the receipt of any Acquisition Proposal or any request for non-public information relating to the Company or its Subsidiaries in connection with an Acquisition Proposal, including the name of any Person making such Acquisition Proposal or request for information, and of any significant modifications or amendments related to any Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.4 of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of the Company under this Agreement.

                  5.5 Employee Benefits Matters. (a) Each Company Plan (as identified in Section 3.1(l) of the Company Disclosure Schedule) shall be the obligation of the Surviving Corporation as of the Effective Time and for at least 12 months thereafter (the "Benefits Period"), Parent shall, or shall cause the Surviving Corporation to, maintain the Company Plans as in effect immediately prior to the Effective Time (other than Company Plans that provide for the grant of equity securities or equity-based awards and other than such changes as are required by applicable law).In addition, for 12 months following the Benefits Period, Parent shall, or shall cause the Surviving Corporation to provide to Company Employees employee benefits that are, in the aggregate, no less favorable than the benefits provided to the Company Employees under the Company Plans immediately prior to the Effective Time (other than Company Plans that provide for the grant of equity securities or equity-based awards). Notwithstanding the foregoing, Parent or the Surviving Corporation may cancel, merge or amend the ESOP (as defined in Section 3.1(l)(ii)) at any time after the Effective Time; provided, however, that in the event of any such cancellation, merger or amendment at any time during the Benefits Period, Parent shall, or shall cause the Surviving Corporation to provide to the Company Employees, during the remainder of the Benefits Period (under the ESOP or any other employee benefit plan of Parent (or any of its affiliates) in which the Company Employees participate) benefits, which are substantially equivalent to the benefits that the Company Employees received under the ESOP immediately prior to such cancellation merger or amendment.

         (b) Parent shall maintain or cause to be maintained the severance plans and arrangements and employment agreements identified in Section 5.5 of the Company Disclosure Schedule in accordance with the terms of Section 5.5 of the Company Disclosure Schedule and for so long as such plans, arrangements and agreement by their terms provide; provided, however, that nothing herein shall prevent the amendment or termination of any such plan, arrangement or agreement in accordance with the terms thereof.

         (c) With respect to the annual bonuses otherwise payable to Company Employees in respect of Fiscal Year 2000 (collectively, the "Bonuses") pursuant to the applicable annual incentive compensation Company Plans (the "Bonus Plans"), Parent shall, or shall cause the Surviving Corporation, to provide each Company Employee who (i) immediately prior to the Effective Time, was eligible to receive a Bonus and (ii) except as otherwise provided below, is still employed by Parent or the Surviving Corporation as of December 31, 1999, Bonuses, in accordance with the following provisions:

             (A) With respect to Company Employees who are Store Level employees (as such term is defined in the applicable Bonus Plan, the "Store Employees"), as of the Effective Time, Parent shall, or shall cause the Surviving Corporation, to continue to provide the Store Employees such Bonus amounts as are accrued and payable quarterly (in respect of the Company's Fiscal Year) through December 31, 1999, pursuant to the terms of the applicable Bonus Plan; and

             (B) With respect to Company Employees who are Corporate employees (as such term is defined in the applicable Bonus Plan, the "Corporate Employees"), Parent shall, or shall cause the Surviving Corporation, to provide each Corporate Employee with a Bonus amount, determined based on performance targets that are (I) established by the Surviving Corporation pursuant to the terms of the applicable Bonus Plan, adjusted to reflect the performance of the Surviving Corporation from the Effective Time through December 31, 1999 and (II) subject to such reasonable adjustment as shall be mutually and reasonably agreed upon by the Company and Parent no later than the date of the Effective Time; provided, that such Bonus amount shall be calculated and paid as soon as soon as practicable after December 31, 1999 (but in no event later than twenty (20) Business Days thereafter); provided, further, that with respect to any Corporate Employee whose employment with the Surviving Corporation is terminated by the Surviving Corporation without Cause or by the Corporate Employee for Good Reason (as such terms are defined in the applicable Company Severance Plans, as referenced on Schedule 5.5(c) attached hereto), such Employee shall receive an amount equal to the targeted Bonus payment to be made to Corporate Employees who remain employed by the Surviving Corporation through December 31, 1999 (as calculated pursuant to subsections (I) and (II) hereof), prorated from the Effective Time through the date of termination of employment. Such Bonus payment shall be made to any such terminated Corporate Employee no later than fifteen (15) Business Days after such termination of employment. Notwithstanding the foregoing, prior to the Effective Time, Parent shall provide to the chief executive officer of the Company a list of Company Employees who Parent, in good faith, determines shall not be retained by Parent or the Surviving Corporation after the Effective Time (the "Listed Employees"); and in the event and to the extent that any Listed Employee's employment is terminated by Parent or the Surviving Corporation within 20 Business Days after the Effective Time, such Listed Employee shall not be entitled to receive the Bonus amount otherwise provided for in this Section 5.5(d)(B).

         (d) Parent shall, or shall cause the Surviving Corporation to, honor the Onstead Agreement (as defined below) and to expressly assume and maintain the executive post-retirement medical program provided for the benefit of Mr. Robert Onstead and his Spouse (as such term is defined in the Onstead Agreement), for their lifetimes, pursuant to the Employment, Consulting and Retirement Agreement between Robert Onstead and the Company, dated April 1, 1997 (the "Onstead Agreement").

                  5.6 Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of the Company resulting from the Merger, (b) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, which shall be paid by the Company, (c) Expenses incurred in connection with the filing, printing and mailing of the Prospectus, which shall be paid by Parent and (d) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and Prospectus and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

                  5.7 Directors' and Officers' Insurance. From and after the Effective Time, Parent agrees that it will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company and other persons entitled to indemnification under the articles of incorporation and by-laws of the Company as in effect on the date hereof, against any costs or expenses (including reasonable attorneys' fees) judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and Parent shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent Parent or the Surviving Corporation is permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any party in enforcing this Section 5.7. Parent shall cause the Surviving Corporation to and the Surviving Corporation shall (i) include and maintain in effect in its articles of incorporation and by-laws, the same provisions regarding elimination of liability of directors and indemnification of officers, directors, employees and other persons contained in the certificate of incorporation and by-laws of the Company and (ii) maintain for a period of at least six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of clause (ii) of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Corporation for purposes of this Section 5.7, which policies (together with the Company's existing policy) provide such directors and officers with the coverage described in clause (ii) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7. The parties acknowledge and agree that to the extent the Surviving Corporation fails to comply with its indemnification obligations pursuant to this Section 5.7, Parent shall fulfill the obligations of the Surviving Corporation hereunder.

                  5.8 Public Announcements. The initial press release shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may, upon the advice of outside legal counsel, be required by law or any listing agreement with its securities exchange.

                  5.9 Listing of Shares of Parent Common Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options to be approved for listing, upon official notice of issuance, on the NYSE.

                  5.10 Affiliate Letter. On or prior to the date of the Company Shareholders Meeting, the Company will deliver to Parent a letter (the "Company Affiliate Letter") identifying all persons who are "affiliates" of the Company for purposes of Rule 145 under the

Securities Act ("Rule 145"). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an "affiliate" in the Company Affiliate Letter to deliver a written agreement (an "Affiliate Agreement"), substantially in the form of Exhibit 5.10 hereto, in connection with restrictions on affiliates under Rule 145.

                  5.11 Shareholder Agreement. At the Effective Time, (i) the Voting, Repurchase and Shareholders Agreement, dated as April 1, 1997, among the Company, RFM Acquisition LLC and the shareholders signatories thereto will terminate, except Section 6.2 thereof, which shall terminate two years after the Effective Time, and Article I thereof and the remainder of Article VI thereof, which shall survive the Effective Time and (ii) the Registration Rights Agreement, dated as of June 27, 1997, between the Company and RFM Acquisition LLC will terminate.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement by the shareholders of the Company.

         (b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree, ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

         (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (d) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

         (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

         (a) Representations and Warranties. (x) Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and
(y) each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date), provided that clause (y) of this paragraph (a) shall be deemed satisfied so long as such failures of such representations and warranties referred to therein to be so true and correct, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding the foregoing, the representation and warranty contained in the last sentence of Section 3.1(u) shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to the effect of the foregoing.

         (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

         (c) Tax Opinion. Parent shall have received from Latham & Watkins, counsel to Parent, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Parent deems necessary).

         (d) Affiliate Agreements. Each of (i) the letter agreement, dated as of April 1, 1997, between RFM Acquisition LLC and the Company and (ii) the letter agreement, dated as of June 18, 1997, between RFM Acquisition LLC and the Company shall be terminated concurrent with the Effective Time and the Company shall have no liability or obligation of any nature, whether or not accrued, contingent or otherwise thereunder. Immediately following the Effective Time, the Company shall have no liability or obligation for the annual $1,000,000 fee payable to KKR or any of its Affiliates, other than for the unpaid pro rata portion of such annual fee through the Effective Time.

         (e) Material Adverse Change. Since April 3, 1999, there has not been a Material Adverse Change of the Company.

                  6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

         (a) Representations and Warranties. (x) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (y) each of the representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date), provided that clause (y) of this paragraph (a) shall be deemed satisfied so long as such failures of such representations and warranties referred to therein to be so true and correct, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent. The Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to the effect of the foregoing.

         (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

         (c) Tax Opinion. The Company shall have received from Simpson Thacher & Bartlett, counsel to the Company, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to the Company deems necessary).


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

         (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

         (b) By either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

         (c) By either the Company or Parent if any U.S. governmental authority shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the primary cause of such action;

         (d) By either the Company or Parent if the approval by the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at a duly held meeting of shareholders of the Company or at any adjournment thereof;

         (e) By Parent if the Board of Directors of the Company or any committee thereof (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement pursuant to Section 5.4, (ii) shall approve or recommend a Superior Proposal pursuant to Section 5.4 or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above; or

         (f) By the Company upon two Business Days' prior notice to Parent, if the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (i) the Company shall have complied in all material respects with Section 5.4, and (ii) the Board of Directors of the Company shall have concluded in good faith, after giving effect to any concessions which are offered by Parent during such two-Business Day period, on the basis of the advice of its independent financial advisor of national reputation and outside counsel, that such proposal is a Superior Proposal; provided, however, that such termination under this Section 7.1(f) shall not be effective until the Company has made payment of the full Termination Fee to Parent required by Section 7.2(b).

                  7.2 Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to the second to last sentence of Section 5.2(a),
Section 5.6, this Section 7.2 and Article VIII, provided that the termination of this Agreement shall not relieve any party from any liability for any intentional material breach of any covenant or agreement in this Agreement occurring prior to termination.

         (b) Parent and the Company agree that (i) if the Company shall terminate this Agreement pursuant to Section 7.1(f) , (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(e) (iii) if (x) the Company or Parent shall terminate this Agreement pursuant to Section 7.1(d), (y) at the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to the Company and (z) within 12 months of the termination of this Agreement, the Company either (A) enters into a definitive agreement with respect to, or consummates, the Acquisition Proposal described in clause (y) above or (B) consummates a Superior Proposal (whether or not such Superior Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination), then the Company shall pay to Parent an amount equal to $45 million (the "Termination Fee").

         (c) The Termination Fee required to be paid pursuant to (i) Section 7.2(b)(i) shall be paid on the date of such termination, (ii) Section 7.2(b)(ii) shall be made to Parent not later than two Business Days following such termination, and (iii) payment required to be made pursuant to Section 7.2(b)(iii) shall be made to Parent not later than two Business Days after the consummation of the transaction contemplated thereby. All payments under this
Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

                  7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

                  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a) if to Parent or Merger Sub, to

                                    Safeway Inc.
                                    5918 Stoneridge Mall Road
                                    Pleasanton, California 94588
                                    Attention:  Michael C. Ross, Esq.
                                    Facsimile No.: 925-467-3231

                           with a copy to

                                    Latham & Watkins
                                    505 Montgomery Street, 19th Floor
                                    San Francisco, California 94111
                                    Attention: Scott R. Haber, Esq.
                                    Facsimile No.: 415-395-8095

                  (b)      if to the Company to

                                    Randall's Food Markets, Inc.
                                    3663 Briarpark Drive
                                    Houston, Texas 77042
                                    Attention:  Michael Calbert
                                    Facsimile No.: 713-268-3490

                           with a copy to

                                    Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, New York  10017
                                    Attention:  David J. Sorkin, Esq.
                                    Facsimile No.: 212-455-2502

                  8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                  8.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the letter agreement dated as of the date hereof between Parent and RFM Acquisition LLC constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement.

         (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 1.9 (with respect to the payment of amounts due thereunder), Section
1.10 (with respect to the payment of amounts due thereunder) and Section 5.7 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

                  8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

                  8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  8.10  Intentionally Omitted.

                  8.11  Definitions.  As used in this Agreement:

         (a) "Action" means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other Person.

         (b) "Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

         (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

         (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

         (e) "Contract" means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement on other instrument or obligation (written or oral) to which a Person or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound which (i) does not terminate or is otherwise not cancelable within one (1) year without penalty, cost or liability or (ii) involves the payment or receipt of money in excess of, with respect to the Company, $100,000.

         (f) "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

         (g) "Environmental Claim" shall mean any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law or applicable Environmental Permit or (c) otherwise relating to Liabilities under any applicable Environmental Laws.

         (h) "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to the protection of human health (as relating to the environment) or the environment; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the

Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

         (i) "Environmental Permits" shall mean all permits, licenses, registrations and other governmental authorizations required for the Company and its Subsidiaries and the operations of Company's and its Subsidiaries' facilities and otherwise to conduct their business under applicable Environmental Laws.

         (j) "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated pursuant to or that could reasonably be expected to form the basis for liability under any applicable Environmental Laws. Without limiting the generality of the foregoing, the term includes:
"hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; and asbestos or asbestos-containing materials.

         (k) "Intellectual Property" shall mean any copyright, patent, trade name, trademark or service mark or any registration (granted or pending) or applications therefor.

         (l) "Leases" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

         (m) "Material Adverse Effect" or "Material Adverse Change" means, with respect to any Person, any change, circumstance or effect that is or is reasonably likely to be materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of such entity and its Subsidiaries taken as a whole or which could reasonably be expected to materially impair or materially delay the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, or (ii) the industries in which Parent or the Company operate and not specifically relating to Parent or the Company.

         (n) "Permitted Encumbrances" shall mean any Encumbrances resulting from
(i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in other accordance with GAAP; (ii) all cashiers', landlords', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) Encumbrances identified on title policies or preliminary title reports or other documents or writings delivered or made available for inspection to Parent prior to the date hereof; and (iv) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause (i) through (iv), do not, individually or in the aggregate, materially detract from or materially interfere with the present use of the asset subject thereto or affected thereby.

         (o) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

         (p) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         (q) "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith (based upon the advice of its independent financial advisor of national reputation and legal counsel), taking into account the legal, financial, including the ability of the Person making the Acquisition Proposal to finance the transaction contemplated thereby, regulatory, including antitrust, and other aspects of the proposal, including the tax consequences of the proposal to the shareholders of the Company and the potential appreciation and liquidity of any securities to be received by the shareholders of the Company in connection with the proposed transaction, and the Person making the proposal, would, if consummated, result in a transaction that is more favorable to all the Company's shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4 except that the reference to "25%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary of the Company), to assets of the Company and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

         (r) "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

         (s) "Tax Authority" or "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

         (t) "Tax Return" shall mean any report, return, document, declaration or other information or filing and any schedule or attachment thereto or amendment thereof, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         (u) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

         IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above-written.


                                        SAFEWAY INC.



                                        By: /s/ MICHAEL C. ROSS
                                           -------------------------------------
                                            Title: Senior Vice President
                                                   and Secretary


                                        SI MERGER SUB, INC.



                                        By:  /s/ MICHAEL C. ROSS
                                           -------------------------------------
                                            Title: Vice President and Secretary


                                        RANDALL'S FOOD MARKETS, INC.



                                        By:  /s/ R. RANDALL ONSTEAD, JR.
                                           -------------------------------------
                                            Title: Chief Executive Officer